Exhibit 10.28

AMENDMENT NO.2 TO THE COMMERCIAL LEASE SIGNED 10TH MARCH 2008

BETWEEN THE UNDERSIGNED:

The company HVB Immoblien Verwaltungs Gmbh & Co, Paris 4 KG., limited partnership, of which the head office is in Munich (D-80333) (Germany), Maffeistrasse 3, registered on the commercial register of Munich under number HRA 76519, owner of the building,

Named the “LESSOR” in this deed,

Having as an intermediary “CONSTRUCTA ASSET MANAGEMENT”, limited company with capital of 2 592 816 Euros, of which the head office is located at 73, Rue de Miromesnil PARIS 8ême Arrondissement, registered under number RCS PARIS 424 387 223, chaired by CONSTRUCTA and represented by Mr Thierry MARTIN acting as Deputy Chief Executive Officer.

On the one hand,

AND:

HOMELIDAYS, simplified stock company with capital of 91 110 Euros, registered under number 432 287 209, having its head office at 19 Rue Martel in Paris in the 10th Arrondissement, represented by its chairman, Mr Florent MAMMELLE hereby duly authorised for the purposes described herein.

Named the “LESSEE”, in this deed,

On the other hand,

THE FOLLOWING HAS BEEN STATED AND AGREED

1.)

The company HVB Immoblien Verwaltungs Gmbh & Co, Paris 4 KG., limited partnership, of which the head office is in Munich (D-80333) (Germany), Maffeistrasse 3, registered on the commercial register of Munich under number HRA 76519 agreed by act private of signature on 10th March 2008 to a commercial lease subject to the decree of 30th September 1953, taking effect on 1st April 2008 to terminate on 31st March 2017 concerning “the leased premises” (described in article 1: Description) of a floor-space of around 219m² in building A on the 2nd floor and 615 m² in building B on the ground, first, second and third floors within the property Sis au 47 bis Rue des Vinaigriers in Paris 10th Arrondissement – to the HOMELIDAYS company, HOMELIDAYS, simplified stock company with capital of 91 110 Euros, registered on the Register of Commerce and Trade in Paris under number 432 287 209.

2.)

The Lessee approached the Lessor to lease an archive-space of approximately 25 m², amendment NO.1 was signed on the 18th November 2008 as was the rent of €297 475.00 excluding tax broken down in the following manner:

•	Offices	€291900.00

•	Parking	€1200.00

•	Archives	€4375.00

3.)

The Lessee approached the Lessor to lease additional office space of 256 m² on the 2nd floor of building A for an additional lease of €89600 excluding tax and to terminate the archive-space of 25 m² on the 1st basement level with a rent of €4375.00 excluding tax.

WITH THIS STATED, THE FOLLOWING WAS AGREED

ARTICLE 1: DESCRIPTION OF THE LEASED PREMISES IN ACCORDANCE WITH AMENDMENT NO.2

The parties agree, with this Amendment NO.2 to add to the initial leased premises as outlined in the lease and amendment NO.1 – premises for office-use on the 2nd floor with a floor-space of approximately 256 m² and to terminate the archive-space on the 1st basement level.

The premises leased by the Lessee are broken down as follows:

An office space of approximately 1090 m²

• Building A

• 2nd floor	475m²

• Building B

• Ground Floor	60 m²

• 1st Floor	185 m²

• 2nd Floor	185 m²

• 3rd Floor	185 m²

• A parking space – on 1st basement level NO.72

ARTICLE 2: SUSPENSIVE CONDITIONS

This amendment is tied to a suspensive condition for the release of the leased offices of 256 m² on the 2nd floor, subject of this amendment, by the FIFCA company, on the anticipated date of 2nd March 2009.

The Lessee pledges to be present on 2nd March for an inventory of fixtures upon departure and arrival.

In the event of delay to the releasing of the premises by the current tenant, the inventory upon departure and arrival will take place on a new date decided in consultation with the Lessee, and at the latest within 10 days of the effective date of the release.

In the event of delay within a month’s time-limit, the effective date of this amendment shall be adjusted. Beyond this time-limit the Lessee shall be able to abandon this amendment.

ARTICLE 3: START-DATE OF AMENDMENT NO.2

This amendment NO.2 shall take effect on the day on which the inventory is drawn up upon entry, referred to as the date of “taking possession” and it is understood that the legal documents must be returned before this date.

The end of occupancy of the archive-space will fall on the date when possession is taken.

It is expressly agreed by the parties that the signing of this Amendment No.2 has no bearing on initial duration of the lease.

ARTICLE 3: RENT

For the additional leased premises this amendment has been agreed upon and accepted in return for an additional annual rent excluding taxes and charges of €89600.00 (eighty-nine thousand, six-hundred euros), the benchmark index for the 3rd quarter of standing at a value of 1594.

As an exception, a four month exemption from rent is granted to the Lessee starting from the date of taking possession, and here it is reminded that during this period the annual rent will be €293100 (two hundred and ninety three thousand one hundred euros). This rent shall be revised at the anniversary date of the lease on the 1st April 2009.

As a result of this, the rent excluding taxes and charges for the Lease, for amendment NO.1 and for amendment No.2 is €382700 (three-hundred and eighty-two thousand seven-hundred euros) starting from the date of taking possession + 4 months broken down as follows:

•	Bureaux (lease)	€291900.00 excluding tax (index 3T07)

•	Parking (lease)	€1200.00 excluding tax (index 3T08)

•	Offices (amendment NO.2)	€89600.00 excluding tax (index 3T08)

ARTICLE 3: INDEXATION AND REVISION OF AMENDMENT NO.2

The benchmark index for this amendment of the 3rd quarter of 2008 stood at: 1594.

The first annual indexation for this amendment shall thus intervene on 1st April 2010.

However, it is specified that the revision of the main lease take place on 1st April 2009 with the index for the 3rd quarter of 2008.

ARTICLE 5: PROVISION FOR CHARGES

The Lessee pledges to pay to the Lessor a provision for charges, payments, expenses for this first year equal to €65805.44 including tax (sixty-five thousand eight-hundred and five euros and forty-four cents) in accordance with the 2009 budget.

ARTICLE 7: INVENTORY OF FIXTURES

An inventory upon arrival/departure will be conducted with the FIFCA company on the 2nd March 2009, or at a later date in accordance with article 2 in the event of a delay in release of the premises by the current tenant.

The premises must be released and left clean (normal wear and tear due current usage is covered by the 4 months exemption of rent) so that the Lessee can occupy them as soon as he takes possession. However, the Lessee abandons any claim to financial aid from the Lessor for a possible restoration to the original state, with the exception of that for which the departing tenant is responsible (inventory report upon departure). Remember also that the Lessor has already granted a rent exemption for four months.

The Lessee declares that he knows the premises well and that they are suitable to occupy and visit with regard to the conventions cited in the preceding statement.

The other clauses in the Lease remain unchanged.

ARTICLE 8: SUBLETTING

In addition to the stipulations made in article 10 of the main lease which remain fully valid, the Lessor authorises the Lessee to sublease all or part of the 256 m², subject of this amendment – to:

•	Subsidiaries of the Lessee, his holding company or to subsidiaries of his holding company without prior consent (all named members of the Group),

•

Companies other than ones in the group on the condition that prior consent of the Lessor is sought in view of the application file, and it is understood that refusal must be for a good and reasonable reason.

Signed with three original copies in Paris on 22/01/09

/s/ Constructa Asset Management	/s/ Homelidays

The Lessor	The Lessee